UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 4, 2003

KMG CHEMICALS, INC.

(Exact name of registrant as specified in its chapter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

10611 Harwin Drive, Suite 402 Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-988-9252

(Former name and former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 12.  Results of Operations and Financial Condition.

On December 2, 2003 the Company distributed a press release that contained the following information:

HOUSTON, December 2, 2003 – KMG Chemicals, Inc. (NASDAQ Small Cap: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced its unaudited financial results for the first fiscal 2004 quarter ended October 31, 2003.

For the first fiscal 2004 quarter net income was $0.32 million or $0.04 per diluted share, down from $0.48 million or $0.06 per diluted share reported for the same quarter in fiscal 2003. Fiscal first quarter net sales were $8.37 million, up from $8.05 million during the year earlier period. The results for the quarter included a $115 thousand one-time gain on the sale of certain securities that had the effect of adding $.01 to earnings per share.

At the end of the first fiscal 2004 quarter, KMG had total assets of $31.10 million and long-term debt of $4.12 million.  The company had $4.21 million of cash and cash equivalents at the end of the quarter.  Due to agricultural growing seasons, the company’s earnings are typically skewed toward the latter part of the fiscal year.

David Hatcher, chairman and president of KMG Chemicals, said, “We continue to be challenged by high raw material prices that are putting pressure on our margins, but the situation now seems to have stabilized.  Continued soft demand in the industrial wood treating market has postponed a rebound in that segment’s sales. However, we are optimistic about the prospects for the company in general this fiscal year.”

“Besides working hard at improving the performance of our existing business, we are pursuing acquisitions that would be accretive to the company’s profitability,” continued Hatcher. “We are pleased to see that the combination of our experienced management team, a healthy cash position and a strong balance sheet is proving to be a good formula for growth.”

KMG Chemicals, Inc.

Selected Financial Data
(UNAUDITED, and in thousands, except share data)

	Three Months Ended October 31,
	2003	2002

Net sales	$8,372	$8,054
Gross profit	2,546	2,716
Pre-tax income	515	731
Net income	319	483
Earnings per diluted share	0.04	0.06

Cash and cash equivalents	4,214	2,972
Total assets	31,097	27,296
Long-term debt	4,124	245
Shareholders’ equity	$23,068	$21,804

Weighted average diluted shares outstanding	7,550	7,551

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the lumber treating and agricultural industries.  For more information, visit the company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ David L. Hatcher	Date: December 4, 2003
David L. Hatcher,
President